Exhibit 99.1

Lawson Products, Inc. Announces First Quarter 2008 Results

DES PLAINES, Ill.--(BUSINESS WIRE)--Lawson Products, Inc. (NASDAQ:LAWS)(the “Company”), a distributor of services, systems and products to the maintenance, repair and operations (MRO) and original equipment manufacturer (OEM) marketplaces, today announced financial results for its first quarter ended March 31, 2008. Net sales from continuing operations were $125.0 million, a decrease of $4.7 million or 3.6 percent from the comparable prior year quarter. Net income for the quarter was $4.4 million, compared to net income of $4.6 million in the first quarter of 2007. Diluted income per share was $0.51 for the quarter, compared to income of $0.54 per share a year ago.

“Although the first quarter 2008 sales performance did not meet our expectations, we managed to meet our operating income objective,” said Thomas Neri, President and CEO. Sales were impacted negatively by service level disruptions at the Company’s Reno, Nevada distribution center that began in the fourth quarter of 2007 and extended into early 2008. Although service levels returned to normal levels by the end of the first quarter 2008, sales results for the first quarter were impacted.

Mr. Neri continued, “I am encouraged by our progress. We are continuing to build our supply chain operations and sales capabilities. We expect these and other investments will begin to deliver stronger results later in 2008. The first quarter of 2007 was a relatively strong quarter and presented a difficult comparison for us particularly in light of the operations challenges that were at hand as we began this year.”

The Company reported operating income of $7.9 million for the current quarter compared to operating income of $8.1 million in the prior year, a 2.5 percent decline, which was the result of lower sales.

Gross profit margins for the first quarter 2008 of 58.6 percent were slightly higher compared to 58.5 percent gross profit margins in the first quarter of 2007.

Selling, general and administrative (SG&A) expenses were $64.7 million and 51.8 percent of sales for the first quarter of 2008 compared to $66.0 million and 50.9 percent of sales in the prior year period. The $1.3 million reduction in first quarter SG&A expenses primarily reflects lower variable selling costs associated with lower sales in the current quarter. In addition, compensation costs were reduced by $1.2 million in the first quarter of 2008 compared to $0.2 million of expense in the prior year quarter, in conjunction with the Company’s long-term performance based incentive plans and stock performance rights. The first quarter 2008 compensation cost reductions reflected the Company’s lower financial performance and stock price.

The effective tax rate for the three months ended March 31, 2008 was 42.2 percent, which was consistent with the 42.1 percent rate for the three months ended March 31, 2007.

About Lawson Products, Inc.

Lawson Products, Inc. is a leader in selling and distributing services, systems and products to the industrial, commercial and institutional maintenance, repair and operations (MRO) market. The Company also manufacturers, sells and distributes production and specialized component parts to the original equipment marketplace (OEM) including the automotive, appliance, aerospace, construction and transportation industries.

This release contains certain forward-looking statements that involve risks and uncertainties. The terms “may,” “should,” “could,” “anticipate,” “believe,” “continues”, “estimate,” “expect,” “intend,” “objective,” “plan,” “potential,” “project” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Such statements speak only as of the date of the news release and are subject to a variety of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from the expectations. These risks include, but are not limited to: the impact of governmental investigations, such as the ongoing investigation by U.S. Attorney’s Office for the Northern District of Illinois; excess and obsolete inventory; disruptions of the Company’s information systems; risks of rescheduled or cancelled orders; increases in commodity prices; the influence of controlling stockholders; competition and competitive pricing pressures; the effect of general economic conditions and market conditions in the markets and industries the Company serves; the risks of war, terrorism, and similar hostilities; and, all of the factors discussed in the Company’s “Risk Factors” set forth in its Annual Report on Form 10-K for the year ended December 31, 2007. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements contained herein whether as a result of new information, future events or otherwise.

LAWSON PRODUCTS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share data)	March 31, 2008	December 31, 2007
	(UNAUDITED)
ASSETS

Current assets:
Cash and cash equivalents	$2,549	$1,671
Accounts receivable, less allowance for doubtful accounts	56,888	58,882
Inventories	97,768	96,785
Miscellaneous receivables and prepaid expenses	8,043	10,303
Deferred income taxes	3,010	3,226
Discontinued current assets	1,003	1,064

Total current assets	169,261	171,931

Property, plant and equipment, less accumulated depreciation and amortization	52,158	53,031
Deferred income taxes	20,515	21,344
Goodwill	27,999	27,999
Other assets	24,571	25,558

Total assets	$294,504	$299,863

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$16,700	$16,266
Revolving line of credit	15,500	11,000
Accrued expenses and other liabilities	34,616	45,254
Discontinued current liabilities	333	322

Total current liabilities	67,149	72,842

Accrued liability under security bonus plans	25,993	25,491
Other	24,528	27,169

	50,521	52,660

Stockholders’ equity:
Preferred stock, $1 par value:
Authorized - 500,000 shares Issued and outstanding — None	—	—
Common stock, $1 par value:
Authorized - 35,000,000 shares Issued and outstanding - 8,522,001 shares in 2008 and 2007	8,522	8,522
Capital in excess of par value	4,774	4,774
Retained earnings	163,270	160,606
Accumulated other comprehensive income	268	459

Total stockholders’ equity	176,834	174,361

Total liabilities and stockholders’ equity	$294,504	$299,863

LAWSON PRODUCTS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the
	Three Months Ended
	March 31,
(Amounts in thousands, except per share data)	2008	2007
Net sales	$125,004	$129,669
Cost of goods sold	51,742	53,842
Gross profit	73,262	75,827

Operating expenses:
Selling, general and administrative expenses	64,713	65,961
Severance and other charges	602	1,721
Operating income	7,947	8,145

Investment and other income	108	102
Interest expense	(229)	(81)
Income from continuing operations before income taxes	7,826	8,166

Income tax expense	3,302	3,440
Income from continuing operations	4,524	4,726

Loss from discontinued operations, net of income taxes	(155)	(156)
Net income	$4,369	$4,570

Basic income (loss) per share of common stock:
Continuing operations	$0.53	$0.55
Discontinued operations	(0.02)	(0.02)
Net income	$0.51	$0.54

Diluted income (loss) per share of common stock:
Continuing operations	$0.53	$0.55
Discontinued operations	(0.02)	(0.02)
Net income	$0.51	$0.54

Cash dividends declared per share of common stock	$0.20	$0.20

Weighted average shares outstanding:
Basic	8,522	8,521

Diluted	8,523	8,524

CONTACT:
Lawson Products, Inc.
Scott F. Stephens
847-827-9666, ext. 2269